Exhibit 8.2

SPOKANE | COEUR D’ALENE

July 2, 2018

Northwest Bancorporation, Inc.

421 W. Riverside Avenue, Suite 113

Spokane, Washington 99201

RE:	Agreement and Plan of Merger dated as of April 25, 2018, by and between Northwest Bancorporation, Inc. and First Interstate BancSystem, Inc.

Ladies and Gentlemen:

We have acted as counsel to Northwest Bancorporation, Inc. (“NBCT”), a Washington corporation, in connection with the proposed merger (the “Merger”) of NBCT with and into First Interstate BancSystem, Inc., a Montana corporation (“FIBK”). Upon consummation of the Merger, FIBK will be the surviving corporation. The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of April 25, 2018, by and between NBCT and FIBK (the “Merger Agreement”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. At your request, this opinion is being delivered in connection with FIBK’s registration statement on Form S-4 relating to the proposed Merger (the “Registration Statement”).

You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement; (ii) the Merger will qualify as a statutory merger under the applicable laws of the state of Montana; (iii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct as of the date hereof and at the Effective Time; (iv) the representations made by NBCT and FIBK in the Merger Agreement and in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete and correct as of the date hereof and at the Effective Time; and (v) any representations made in the Merger Agreement or in the Representation Letters “to the best knowledge of” or similarly qualified are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

July 2, 2018

We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

If the Merger is effected on a factual basis different from that contemplated in the Merger Agreement and the Registration Statement the opinion expressed herein may be inapplicable. Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, the opinion expressed herein may become inapplicable.

Subject to the foregoing and the qualifications and limitations set forth herein, and assuming the Merger will be consummated in accordance with the Merger Agreement (and exhibits thereto), the Montana Business Corporation Act, the Washington Business Corporation Act, and as described in the Registration Statement, we are of the opinion that for United States federal income tax purposes:

(i) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; and

(ii) NBCT and FIBK will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

We hereby confirm that the discussion contained in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications, and assumptions described therein, constitutes our opinion of the material tax consequences of the Merger.

Shareholders who receive FIBK common stock as a result of the Merger will be required to retain records pertaining to the Merger and each shareholder will be required to file a statement setting forth certain facts relating to the Merger with his/her federal income tax return for the year in which the Merger takes place.

We express our opinion herein only as to those matters specifically set forth herein and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of Washington, and we do not express any opinion herein concerning any law other than the federal income tax laws of the United States.

THIS DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, IT DOES NOT ADDRESS ANY TAX CONSEQUENCES TO SHAREHOLDERS THAT MAY ARISE FROM THE RECEIPT OF CASH CONSIDERATION WITH RESPECT TO THE MERGER OTHER THAN RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Description of the Merger—Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

/s/ WITHERSPOON, KELLEY, DAVENPORT & TOOLE, P.S.